EXHIBIT 10.8
*Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment which has been filed separately with the SEC.
STRATEGIC ALLIANCE AGREEMENT
THIS AGREEMENT is made and entered into as of the 21st day of July, 2000.
BY AND BETWEEN:
CUMBERLAND PHARMACEUTICALS INC., a corporation organized and existing under the laws of Tennessee, with its principal offices located at 209 Tenth Avenue South, Suite 332, Nashville, Tennessee, 37203 (hereinafter referred to as “CUMBERLAND”)
AND:
F.H. FAULDING & CO. LIMITED (ABN 88 007 870 984), a corporation organized under the laws of South Australia, with its principal place of business located at 115 Sheriff Street, Underdale, South Australia 5032 (hereinafter referred to as “FAULDING”);
WHEREAS, CUMBERLAND is the owner of intellectual property rights, formulations and know- how related to intravenous formulations of a certain pharmaceutical product set forth in Schedule I;
WHEREAS, FAULDING has the expertise and the manufacturing facility suitable for the pharmaceutical preparation and production of the Drug Product;
WHEREAS, CUMBERLAND wishes to have FAULDING manufacture the Drug Product and FAULDING wishes to supply the Drug Product to CUMBERLAND;
WHEREAS, CUMBERLAND will appoint FAULDING as its preferred manufacturer for CUMBERLAND’s products;
WHEREAS, FAULDING and CUMBERLAND will explore opportunities to collaborate on the manufacture and distribution of other pharmaceutical products of CUMBERLAND;
NOW, THEREFORE, in consideration of the premises and the undertakings, terms, conditions and covenants set forth below, the parties hereto agree as follows:
1. DEFINITIONS
     1.1 BUFFER SOLUTION shall mean the buffer solution selected by CUMBERLAND for the manufacture of the Drug Product.
     1.2 BULK DRUG SUBSTANCE shall mean the active ingredients in the Drug Product.

     1.3 cGMP or GMP shall have the meaning set forth in Schedule I.
     1.4 CONFIDENTIAL INFORMATION shall have the meaning set forth in Paragraph 9.
     1.5 DEVELOPMENT shall mean all work necessary to develop a process to manufacture the Drug Product in full accord with cGMP and to supply the Drug Product conforming to the Specifications. Development activities shall include, but not be limited to, pilot batches, scale- up batches, validation of the manufacturing process, and successful completion of the Drug Product manufacture and delivery as defined in Schedule I attached hereto.
     1.6 DRUG PRODUCT shall mean the Ibuprofen for injection pharmaceutical product developed by Cumberland and marketed under the trade name AMELIOR™.
     1.7 EXCIPIENT shall mean any inert substance selected by CUMBERLAND and used to give the Drug Product proper consistency.
     1.8 FDA shall mean the United States Food and Drug Administration (FDA).
     1.9 IN-PROCESS SOLUTION shall mean all Buffer Solutions and Excipients needed to produce Drug Product in the finished dosage form set forth in Schedule I.
     1.10 INVENTION shall have the meaning set forth in Paragraph 9.4.
     1.11 LABELING shall mean all labels and other written, printed, or graphic matter upon: (i) the Drug Product or any container or wrapper utilized with the Drug Product or (ii) any written material accompanying the Drug Product, including without limitation, package inserts.
     1.12 MANUAL shall mean the Manufacturing Project Manual attached as Schedule II to this Agreement and reviewed and accepted by CUMBERLAND and FAULDING, the terms and provisions of which are incorporated by reference as though fully set forth herein.
     1.13 SPECIFICATIONS shall mean those specifications set forth in Attachment I to the Manual.
2. DEVELOPMENT AND MANUFACTURING
     2.1 Initiation: Upon request by CUMBERLAND, FAULDING shall proceed with the schedule for completing Development of the Drug Product. Upon request by CUMBERLAND, FAULDING shall manufacture the Drug Product in the batch size set forth in Schedule I in accordance with the terms hereof, the Specifications, and all applicable laws and regulations. Prior to distributing and selling the Drug Product, CUMBERLAND shall prepare and file submissions to the FDA in order to obtain and maintain during the term hereof regulatory approval of the Drug Product. FAULDING shall prepare and test the Drug Product in accordance with cGMP.

     2.2 Processing and Manufacturing: FAULDING shall manufacture and package the Drug Product in accordance with Schedules I and II hereto.
     2.3 Documentation: Subject to CUMBERLAND’s prior consent pursuant to Paragraph 5.5 hereof to reimburse FAULDING for all out-of-pocket expenses and reasonable internal costs, FAULDING shall provide CUMBERLAND with required supporting documentation for the Development of the Drug Product in a form suitable for CUMBERLAND’s submission to the FDA or applicable governmental authorities for any country into which the Drug Product will be distributed with the prior written consent of FAULDING, which consent shall not be unreasonably withheld or delayed.
     2.4 Bulk Drug Substance Supply: FAULDING shall be responsible for the supply of all Bulk Drug Substance in accordance with Schedules I and II hereto; provided that the supply of Bulk Drug Substance shall be exclusively from such suppliers and in such grades as have been approved in writing by CUMBERLAND as reflected on an approved list to be attached hereto as Schedule III, and provided further that such suppliers and grades may not be changed without CUMBERLAND’s prior written consent.
     2.5 Supply of Components: FAULDING shall be responsible for the supply of all components in accordance with Schedules I and II hereto; provided that the supply of components shall be exclusively from such suppliers and in such grades as have been approved in writing by CUMBERLAND as reflected on an approved list to be attached hereto as Schedule III, and provided further that such suppliers and grades may not be changed without CUMBERLAND’s prior written consent.
     2.6 Delivery Terms: All deliveries of Drug Product under this Agreement shall be made by FAULDING to CUMBERLAND in the manner set forth in Schedule I. CUMBERLAND shall, within twenty (20) working days after its receipt of any shipment, notify FAULDING in writing, of any claim relating to a Drug Product not conforming to the Specifications, and, failing such notification, notwithstanding Paragraph 5.1 of this Agreement, CUMBERLAND shall be deemed to have accepted the Drug Product. If FAULDING disputes CUMBERLAND’s claim that the Drug Product is non-conforming, then such dispute shall be resolved by an independent testing organization of recognized repute within the pharmaceutical industry mutually agreed upon by FAULDING and CUMBERLAND, the appointment of which shall not be unreasonably withheld by either party. In such event, CUMBERLAND shall ship the testing organization representative samples of the Drug Product from the disputed production lot, and the fees and costs of such testing organization and related shipping and supply costs shall be borne by the party whose position is not sustained by the testing organization. CUMBERLAND’s sole remedy for non-conforming product (other than indemnification under Paragraph 10.2) is to be provided with replacement Drug Product free of charge, including compensation for all CUMBERLAND inputs and all freight charges.
     2.7 Payment for the Drug Product: At the time of each shipment, FAULDING shall invoice CUMBERLAND for FAULDING’s manufacturing services at the cost per batch as set forth in Schedule I. Payment shall be made in Australian dollars of the latter of the invoice date or

CUMBERLAND’s acceptance of shipment of conforming Product at its designated receiving facility.
     2.8 Price Variations:
     (i) Prices are as set on Schedule I for the term hereof unless changed pursuant to Paragraph 2.8(ii).
     (ii) A party may request not less than two months prior to the second anniversary of the effective date of this Agreement and each anniversary thereof thereafter to renegotiate the price per batch having regard to varying costs of manufacture. The requesting party shall provide the other party with evidence of varying costs of manufacture if an increase or decrease in price is sought. Any increase in price shall not exceed the twelve (12) month percent increase in the Consumer Price Index as published by the Australian government and shall be further subject to a maximum of [***] percent ([***]%) unless (a) CUMBERLAND consents in writing to an increase in excess of such Consumer Price Index and (b) FAULDING provides CUMBERLAND with evidence that the proposed increase in price per batch is equivalent to FAULDING’s increased cost of manufacturing per batch (excluding non-manufacturing overhead) as calculated in accordance with generally accepted accounting principles consistently applied. If CUMBERLAND does not consent in writing to an increase in excess of such Consumer Price Index within thirty (30) days of written notification thereof, then FAULDING may withdraw the proposed amount of the increase in excess of the Consumer Price Index or may terminate this Agreement upon at least ninety (90) days prior written notice.
3. TERM AND TERMINATION
     3.1 Term: This Agreement shall commence on the date first above written and will continue until the fifth anniversary of the date on which the FDA grants approval to market and sell the Drug Product, unless sooner terminated pursuant to Paragraph 3.2 herein. The Agreement shall be automatically renewed for successive three-year terms unless either party notifies the other party in writing at least twelve (12) months in advance of the expiration of the then current term that the party is terminating the Agreement.
     3.2 Termination: This Agreement may be terminated at any time upon the occurrence of any of the following events:
     (a) Default: Forty-five (45) days following written notice, by either party to the other party, in the event that the other party breaches any provision of this Agreement, and such party fails to remedy the breach prior to the expiration of the forty-five (45) day period.
     (b) Insolvency: Written notice by either party to the other upon insolvency or bankruptcy of the other party, and the failure of any such insolvency or bankruptcy to be dismissed within sixty (60) days.
     (c) If, as a result of causes described in Paragraph 7.1, either party is unable to fully perform its obligations hereunder for a period of one hundred eighty (180) consecutive days, the other party shall have the right to terminate this Agreement upon at least thirty (30) days prior written notice; provided that if the required performance is met during that thirty-day period, this Agreement shall continue in full force and effect as if the notice had not been given.
     Termination, expiration, cancellation or abandonment of this Agreement, through any means and for any reason, shall not relieve the parties of any obligation accruing prior thereto and shall be without the prejudice to the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this Agreement or CUMBERLAND’s purchase order issued hereunder.
     3.3 Survival: Paragraphs 5, 6, 9, and 10 shall survive the termination or cancellation of the Agreement for any reason.
4. CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE
     4.1 Certificates of Analysis: FAULDING shall perform, or cause to be performed, certain tests requested by CUMBERLAND as indicated in the Specifications on each batch of the Drug Product manufactured pursuant to this Agreement before delivery to CUMBERLAND.

A certificate of analysis for each batch delivered shall be delivered with each batch and shall set forth the items tested, specifications, and test results. FAULDING shall also indicate on the certificate of analysis that all batch production and control records have been reviewed and approved by the appropriate quality control unit. FAULDING shall send, or cause to be sent, such certificates to CUMBERLAND prior to the shipment of the Drug Product. CUMBERLAND shall test, or cause to be tested, prior to final release, each batch of the Drug Product as meeting the Specifications. As required by the FDA (see Paragraph 5.2 below), CUMBERLAND shall assume full responsibility for final release of each lot of the Drug Product.
     4.2 Manufacturing Compliance: FAULDING shall advise CUMBERLAND immediately if an authorized agent of any regulatory body visits FAULDING’s manufacturing facility and makes an inquiry regarding FAULDING’s method of manufacture of the Drug Product for CUMBERLAND. Upon receipt of any Form 483 Notice of Inspectional Observations issued by the FDA or notice of deficit from any other regulatory inspection after a visit to FAULDING’s manufacturing facility, FAULDING shall immediately send CUMBERLAND a copy thereof; provided that it may redact any language that is subject to a legally enforceable confidentiality agreement between FAULDING and a third party.
     4.3 Regulatory Agency Requirements: FAULDING shall prepare and test the Drug Product in conformity with GMP. Subject to the allocation of responsibility for regulatory compliance as set forth in Paragraph 5.2, each party shall consult with the other party hereto before implementing additional regulatory agency requirements concerning the control of Drug Product components, manufacture of the Drug Product, or storage and handling of the Drug Product. The full text of regulatory agency requests or comments will be provided by the party receiving such requests or comments to the other party hereto. The parties will mutually agree on how to respond to such requests and comments and on the allocation of the costs thereof; provided that FAULDING shall be liable only for its reasonable internal costs and not for any out-of-pocket expenses or extraordinary costs required in connection with implementing such regulatory requirements other than the ordinary costs of compliance with GMP.
     4.4 Regulatory Documents: Each party will advise the other party hereto of its intention to change any Drug Product regulatory documents prior to submission of the document to any regulatory body. If the change affects the rights and obligations of a party hereto under this Agreement, such party may seek to review or alter any part of the document at any time within ten (10) business days after receipt of notification thereof; provided that if no alterations are submitted to the other party within such ten-day period, each party will be deemed to have consented to the alteration. CUMBERLAND shall reimburse FAULDING for all out-of-pocket expenses and reasonable internal costs of changes to Drug Product regulatory documents, subject to CUMBERLAND’s prior consent pursuant to Paragraph 5.5.
5. REPRESENTATIONS AND WARRANTIES
     5.1 Conformity with Specifications: FAULDING warrants that, at the time of manufacture, the Drug Product is prepared and tested in accordance with cGMP and meets the Specifications. Because FAULDING has no control of the conditions under which the Drug Product is used, the diagnosis of the patient before or after treatment with the Drug Product, the method of use or administration of the Drug Product, and handling of the Drug Product after delivery to CUMBERLAND, FAULDING does not warrant either a good effect, or against an ill effect, following the use of the Drug Product. The foregoing warranty is exclusive and in lieu of all other warranties either written, oral, or implied. THERE ARE NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. No representative of FAULDING may change any of the foregoing warranties and CUMBERLAND accepts the Drug Product subject to all terms hereof.
     5.2 Compliance: CUMBERLAND assumes responsibility for coordinating all contact with the FDA and other regulatory bodies, pertaining specifically to Drug Product. FAULDING authorizes CUMBERLAND’s representatives to supervise and inspect the methods used in and facilities used for manufacturing, processing, packaging, and handling of the Drug Product, but CUMBERLAND shall have no such obligation under this Agreement. Except as otherwise required by applicable regulations, CUMBERLAND’s inspections shall be limited to two per year, each to occur upon seven days notice and to be conducted during normal business hours; provided that CUMBERLAND may also inspect such facilities promptly after any regulatory inspection thereof.
     5.3 Debarring: FAULDING represents and warrants that it has not been debarred in the United States within the meaning of 21 U.S.C. § 335a(a) and 335a(b), nor will it use in any capacity the services of any person debarred pursuant to subsections 3.06(a) or 3.06(b) of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Section 335(a) and (b).
     5.4 FDA Submission: FAULDING represents and warrants that it has submitted to the FDA information about the manufacturing site to be used for the Drug Product and the facilities, operating procedures, and personnel at such site.
     5.5 Reimbursement: FAULDING shall not incur any development costs for which it intends to seek reimbursement from CUMBERLAND for the manufacturing facility, equipment, or manufacturing method unless FAULDING has the prior written consent of CUMBERLAND.
     5.6 Exclusivity: FAULDING will not sell, give away, or deliver to any other person, firm, or corporation any Drug Product without CUMBERLAND’s prior written consent while this Agreement is effective and for two years after the termination of this Agreement. In the event of breach, CUMBERLAND shall have the right, in addition to other rights, to seek injunctive relief.
6. DRUG PRODUCT RECALLS
     6.1 Drug Product Recalls: In the event: (a) any government authority issues a request, directive or order that the Drug Product be recalled, or (b) a court of competent jurisdiction orders such a recall, (c) CUMBERLAND determines that the Drug Product should be recalled because the Drug Product does not conform to Specifications, or (d) FAULDING recommends to CUMBERLAND that a recall be initiated, the parties shall take all appropriate corrective actions. In the event that FAULDING recommends a recall of Drug Product by CUMBERLAND, such recommendation must take the form of a notice as per Paragraph 14.1, and CUMBERLAND shall respond promptly indicating to FAULDING whether the Drug

Product will be recalled. In no event, however, shall FAULDING have responsibility for regulatory compliance in connection with any recall, except to the extent and under the circumstances set forth in the Manual or any other written agreement between the parties hereto or as required by law. All costs and expenses incurred in connection with such recall shall be the responsibility of CUMBERLAND unless caused by the negligence of FAULDING.
7. FORCE MAJEURE; FAILURE TO SUPPLY
     7.1 Force Majeure Events: Failure of either party to perform under this Agreement (except the obligation to make payments) shall not subject such party to any liability to the other if such failure is caused by acts such as, but not limited to, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, compliance with any order or regulation of any government entity, or by any cause beyond the reasonable control of the parties, provided that written notice of such event is promptly given to the other party.
     7.2 Failure to Supply; Delivery Dates; Forecasts: FAULDING shall supply all of the Drug Product ordered by CUMBERLAND within sixty (60) days of receipt of a written order from CUMBERLAND. On the date that CUMBERLAND makes its first order, CUMBERLAND will supply FAULDING with a non-binding forecast of its future orders of Drug Product for each of the eleven calendar months following the month in which the initial order is made. CUMBERLAND will update the forecasts on the first day of the calendar month and on a monthly basis thereafter throughout the term of this Agreement. The quantity of any Drug Product ordered pursuant to this Agreement shall not be less than seventy percent (70%) nor more than one hundred thirty percent (130%) of the quantity indicated in the most recent monthly forecast provided hereunder for the month in which the order is placed. If CUMBERLAND fails to provide orders, or forecasts by agreed dates, FAULDING shall not be required to deliver the quantity ordered by CUMBERLAND within sixty (60) days. The provisions of this Paragraph 7.2 shall be without prejudice to CUMBERLAND’s rights under Paragraph 3.2 and remedies provided for thereunder.
8. IMPROVEMENTS
     8.1 Changes by CUMBERLAND:
     When CUMBERLAND seeks to change the Drug Product Specifications, such change shall be incorporated within the Specifications only with the prior written consent of FAULDING, such consent not to be unreasonably withheld or delayed. The price of the Drug Product may be adjusted for such change, and CUMBERLAND shall pay FAULDING the agreed costs associated with such change, including any development work, if necessary, based upon FAULDING’s then-prevailing development rates. Such prices and costs shall be set forth in a written amendment to this Agreement. It is the responsibility of CUMBERLAND to ensure that proper regulatory agencies approve the suggested changes. CUMBERLAND will notify FAULDING if it intends to change the process or test specifications related to the preparation of the Bulk Drug Substance.
     8.2 Changes by FAULDING:

     FAULDING shall inform CUMBERLAND in writing of all proposed changes in the manufacturing facility, equipment, or manufacturing methods and labeling of the Drug Product, each as approved by applicable regulatory authorities, including the FDA, in advance of the time such changes are intended to be made to allow CUMBERLAND sufficient time to provide any notice required by FDA regulations. FAULDING shall not implement any such changes without prior written authorization by the FDA or other applicable regulatory authorities and the prior written consent of CUMBERLAND, which consent shall not be unreasonably withheld or delayed. FAULDING shall be liable only for its reasonable internal costs and not for extraordinary costs in connection with such manufacturing changes.
9. CONFIDENTIALITY
     9.1 Confidential Information: “Confidential Information” means collectively Confidential Information of CUMBERLAND (as defined herein) and Confidential Information of FAULDING (as defined herein).
     9.2 Confidential Information of CUMBERLAND: “Confidential Information of CUMBERLAND” means all information obtained or developed by FAULDING or any third party which related to CUMBERLAND’s business or the Drug Product, regardless of the form in which such information is transmitted. The following shall not be considered Confidential Information of CUMBERLAND for purposes hereof:
     (a) Information that is already in the possession of FAULDING at the time it is received from CUMBERLAND or developed on CUMBERLAND’s behalf, if FAULDING notifies CUMBERLAND of its belief that the information is excepted under the terms of this subsection;
     (b) Information received by FAULDING from a person which has the right to disclose the same, when FAULDING notifies CUMBERLAND of its belief that the information is excepted under the terms of this subsection;
     (c) Information that is or becomes published, or is or becomes otherwise publicly available without the fault of FAULDING; or
     (d) An Invention as defined in Paragraph 9.4.
     In the event of a dispute regarding the applicability of the above exceptions to the definition of Confidential Information of CUMBERLAND, FAULDING shall have the burden of producing clear and convincing proof that the information should be excepted from the definition of Confidential Information of CUMBERLAND. FAULDING shall not use or permit the use of the Confidential Information of CUMBERLAND other than for the limited purposes expressly permitted by or consistent with this Agreement. Recipients of Confidential Information of CUMBERLAND shall be granted access thereto strictly on a “need-to-know” basis. FAULDING shall take all reasonable steps to ensure that recipients comply with the terms of this Agreement, including all restrictions on use, disclosure and dissemination of Confidential

Information of CUMBERLAND. FAULDING shall notify CUMBERLAND immediately upon becoming aware of any breach hereof and shall take all reasonable steps to prevent any further disclosure or unauthorized use.
     Upon termination or expiration of this Agreement, FAULDING shall deliver to CUMBERLAND all Confidential Information of CUMBERLAND, all copies thereof, and all documents or data storage media containing such Confidential Information of CUMBERLAND, except as expressly set forth herein or in any other written agreement between the parties.
     9.3 Confidential Information of FAULDING: “Confidential Information of FAULDING” means all information obtained by CUMBERLAND which relates to FAULDING’s business, regardless of the form in which such information is transmitted. The following shall not be considered Confidential Information of FAULDING for purposes hereof:
     (a) Information that is already in the possession of CUMBERLAND at the time it is received from FAULDING, if CUMBERLAND notifies FAULDING of its belief that the information is excepted under the terms of this subsection; or
     (b) Information received by CUMBERLAND from a person which has the right to disclose the same, when CUMBERLAND notifies FAULDING of its belief that the information is excepted under the terms of this subsection; or
     (c) Information that is or becomes published, or is or becomes otherwise publicly available without the fault of CUMBERLAND.
     In the event of a dispute regarding the applicability of the above exceptions to the definition of Confidential Information of FAULDING, CUMBERLAND shall have the burden of producing clear and convincing proof that the information should be excepted from the definition of Confidential Information of FAULDING. CUMBERLAND shall not use or permit the use of the Confidential Information of FAULDING other than for the limited purposes expressly permitted by or consistent with this Agreement. Recipients of Confidential Information of FAULDING shall be granted access thereto strictly on a “need-to-know” basis. CUMBERLAND shall take all reasonable steps to ensure that recipients comply with the terms of this Agreement, including all restrictions on use, disclosure and dissemination of Confidential Information of FAULDING. CUMBERLAND shall notify FAULDING immediately upon becoming aware of any breach hereof and shall take all reasonable steps to prevent any further disclosure or unauthorized use.
     Upon termination or expiration of this Agreement, CUMBERLAND shall deliver to FAULDING all Confidential Information of FAULDING, all copies thereof, and all documents or data storage media containing such Confidential Information of FAULDING, except as expressly set forth herein or in any other written agreement between the parties.
     9.4 Invention: CUMBERLAND owns all intellectual property rights in any improvement to or derived from the Drug Product and any existing or further developments or modifications of the Drug Products (“Invention”), except to the extent that a manufacturing process used therewith is developed exclusively by FAULDING, in which case the intellectual property rights for such process shall be retained by FAULDING.
     9.5 Disclosure: The parties agree that the existence of this Agreement may be disclosed to third parties but that the contents of this Agreement shall not be disclosed to any third party except (i) the controlling companies of the parties, (ii) the companies controlled by the parties, (iii) individuals and entities providing paid services to either of the parties, and (iv) governmental regulatory agencies, including, but not limited to, environmental protection authorities, without prior written consent of the other party.
     9.6 Retention of Records: Notwithstanding the restrictions set forth in this Agreement, FAULDING shall retain production records (a) for batches of Drug Products manufactured prior to establishment by CUMBERLAND of an expiry date (CTM and validation batches) for three (3) years after (i) issuance of regulatory approval of the Drug Product necessary for distribution thereof or (ii) withdrawal of the IND (Notice of Claimed Investigational Exemption for a New Drug) and (b) for batches of Drug Product manufactured after establishment by CUMBERLAND of an expiry date for a period of at least one year after the respective expiry date for each batch. These records will be stored by appropriate means, including without limitation, optical disk or microfilm in a secure manner in compliance with current GMP with duplicate copies submitted to CUMBERLAND promptly after the creation thereof and shall be made available on request of the FDA or any other authorized regulatory body.
     9.7 Confidential Information Upon Termination: Upon termination of this Agreement for whatever reason, FAULDING shall return to CUMBERLAND originals, copies, and derivative forms of disclosed or developed information relating to the purpose of this Agreement; except that one copy of such information may be retained as required by regulation or law for future reference. The Confidential Information shall remain confidential and not be disclosed by either party for a period of ten (10) years following the date of expiration or termination of this Agreement.
10. INDEMNIFICATION
     10.1 Indemnification by CUMBERLAND: CUMBERLAND shall indemnify and hold FAULDING (and any parent, subsidiary, or affiliate company or corporation, and their officers, directors, shareholders, agents, and the employees and insurers of any of them and/or their successors and assigns thereto), free and harmless from any and all claims, demands, liability, actions or causes of actions, and any and all expenses associated therewith (including, without limiting the generality of the foregoing, attorney’s fees), arising out of or in connection with, as a result of, or otherwise related to any third party claims arising from: (i) any negligence or recklessness of CUMBERLAND, its agents, or employees; (ii) the promotion, distribution, use, misuse or sale or effects of the Drug Product except to the extent the alleged Drug Product defects were caused by FAULDING; (iii) CUMBERLAND’s non-compliance with any applicable FDA or other applicable regulations; or, (iv) any failure of CUMBERLAND to perform, in whole or in part, any of its obligations hereunder in each case, unless caused by the acts or omissions of FAULDING. Beginning prior to use of the Drug Product in humans and continuing until the third anniversary of termination of this Agreement, CUMBERLAND shall maintain products liability insurance with limits of liability of not less than [***] and shall name FAULDING as additional insured under said policy.
     10.2 Indemnification by FAULDING: FAULDING will indemnify and hold CUMBERLAND (and any parent, subsidiary, or affiliate company or corporation, and their officers, directors, shareholders, agents, and the employees and issuers of any of them and/or their successors and assigns thereto), free and harmless against any and all claims, demands, actions or causes of action, and any and all expenses associated therewith (including, without limiting the generality of the foregoing, defense costs and attorney’s fees), arising out of or in connection with, as a result of, or otherwise related to any third party claims arising from (i) any negligence or recklessness of FAULDING, its agents or employees; (ii) personal injury (including death) or property damage arising out of or in connection with FAULDING’s manufacture or handling of the Drug Product otherwise than in accordance with the Specifications and CUMBERLAND’S written directions; (iii) FAULDING’s non-compliance with any applicable FDA or other applicable regulations; provided that CUMBERLAND perform its obligations under Paragraph 2.1, or (iv) any failure of FAULDING to perform any of its obligations hereunder, unless caused by the acts or omissions of CUMBERLAND. Beginning prior to delivery of the first order for Drug Product pursuant to this Agreement and continuing until the third anniversary of termination of this Agreement, FAULDING shall maintain products liability insurance with limits of liability of not less than [***] and shall name CUMBERLAND as additional insured under said policy.
     10.3 Patent Indemnity: Subject to Paragraph 5.1, CUMBERLAND further warrants that importation, manufacture (excluding manufacturing not specific to the manufacture of the Drug Product to be performed by FAULDING for CUMBERLAND), use, supply, and sale of the Drug Product and Bulk Drug Substance will not infringe any patent rights or any other third-party intellectual property rights and that CUMBERLAND will indemnify, defend, and hold FAULDING free and harmless from any damage, judgment, liability, loss, cost or expense, including legal expenses, arising from claims that the Drug Product and Bulk Drug Substance infringe patent rights of a third party or any third-party intellectual property rights.
     10.4 Conditions of Indemnification: If either party seeks indemnification from the other under Paragraphs 10.1, 10.2, or 10.3, it shall promptly give written notice to the other party of any such claim or suit threatened, made or filed against it, which forms the basis for such claim of indemnification and shall cooperate fully with the other party in the defense of all such claims or suits. No settlement or compromise shall be binding on a party hereto without its prior written consent.
     10.5 Disclaimer of Warranties; Limited Liability: Under no circumstances shall either party be liable to the other on account of any claim (whether based upon principles of contract, warranty, negligence, or other tort, breach of any statutory duty, principles of indemnity, the failure of any expressly limited remedy to achieve its essential purpose) for any special, consequential, incidental or exemplary damages, or including but not limited to lost profits.

11. APPOINTMENT AS PREFERRED MANUFACTURER
     Until the expiration or earlier termination of this Agreement, CUMBERLAND agrees to provide FAULDING with the first opportunity to negotiate to manufacture each CUMBERLAND pharmaceutical product to be sold anywhere in the world in addition to the Drug Product; provided that the foregoing shall not apply to pharmaceutical products in respect of which CUMBERLAND is unable to enter into a manufacturing arrangement with FAULDING, due to contractual obligations applicable to CUMBERLAND or where to enter into such an arrangement with FAULDING would adversely affect any existing regulatory approval or application for regulatory approval for the product, in either case as reasonably determined by CUMBERLAND having regard to documented evidence which CUMBERLAND shall provide to FAULDING or FAULDING’s advisers for review at FAULDING’s request. Except as set forth to the contrary in the preceding sentence, CUMBERLAND agrees not to manufacture, or to have manufactured, such a product anywhere in the world unless CUMBERLAND first notifies FAULDING of the opportunity hereunder and unless CUMBERLAND negotiates in good faith with FAULDING for sixty (60) days after providing such notice in an attempt to enter into a written agreement on substantially the same terms as this Agreement with respect to such additional product.
12. LICENSING AND DISTRIBUTION OF CUMBERLAND PRODUCTS
     Until the expiration or earlier termination of this Agreement, CUMBERLAND agrees to provide FAULDING with the first opportunity to negotiate to license and distribute each pharmaceutical product of CUMBERLAND in Australia, New Zealand, Canada, and mutually agreed Southeast Asian and Latin American countries; provided that the foregoing shall not apply to pharmaceutical products in respect of which CUMBERLAND is unable to enter into a license and distribution arrangement with FAULDING, due to contractual obligations applicable to CUMBERLAND as reasonably determined by CUMBERLAND having regard to documented evidence which CUMBERLAND shall provide to FAULDING or FAULDING’s advisers for review at FAULDING’s request, and further provided that CUMBERLAND shall use good faith efforts to initiate such negotiations with FAULDING as soon as such a product is reasonably available for license and distribution in such territory. Except as set forth to the contrary in the preceding sentence, CUMBERLAND agrees not to license or distribute such a product in such territory unless CUMBERLAND first notifies FAULDING of the opportunity hereunder and unless CUMBERLAND negotiates in good faith with FAULDING for sixty (60) days after providing such notice in an attempt to enter into a written agreement with respect to the services that are being negotiated.
13. REGULATORY SUPPORT
     If requested by CUMBERLAND, and at CUMBERLAND’S cost at reasonable fees to be agreed by the parties, FAULDING shall provide CUMBERLAND with reasonable assistance in relation to the Development of, and applications for regulatory approval for, pharmaceutical products other than the Drug Product which are identified by CUMBERLAND, including but not limited to the preparation of development reports, stability reports, manufacturing documentation and instructions for use necessary to support applications for regulatory approval.
14. GENERAL PROVISIONS
     14.1 Notices: Any notice permitted or required by this Agreement may be sent by facsimile with the original document being sent by certified (or registered) mail, return receipt requested, or overnight delivery and shall be effective when received (or refused) via facsimile or mail or overnight if faxed and sent and addressed as follows (or to such other facsimile number or address as may be designated by a party in writing):

If to CUMBERLAND:	Cumberland Pharmaceuticals Inc.
209 Tenth Avenue South, Suite 332
Nashville, Tennessee 37203
Attn: Chief Executive Officer
	Telephone:	615-255-0068
	Facsimile:	615-255-0094

If to FAULDING:	F.H. Faulding & Co. Limited
115 Sherriff Street
Underdale, South Australia 5032
Attn: Company Secretary
	Telephone:	61-8-8205-6500
	Facsimile:	61-8-8234-8380
     14.2 Entire Agreement: Amendment: The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof; provided that the Confidentiality Agreement dated August 1, 1999, between FAULDING and CUMBERLAND shall remain in effect and that the terms thereof shall supersede any conflicting term of Paragraph 9 hereof. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by both parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.
     14.3 Waiver: None of the provisions of the Agreement shall be considered waived by any party hereto unless such waiver is agreed to, in writing, by both parties. The failure of a party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law shall not be deemed a waiver of any rights of any party hereto.
     14.4 Obligations to Third Parties: Each party warrants and represents that this Agreement is not inconsistent with any contractual obligations, expressed or implied, undertaken with any third party.
     14.5 Assignment: This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the parties and may not be assigned, transferred, or subcontracted by either party without the prior written consent of the other, which consent will not be unreasonably withheld or delayed, except that no consent shall be required in the case of a transfer to a wholly-owned subsidiary or transaction involving the merger, consolidation or sale of substantially all of the assets of the party seeking such assignment or transfer and such transaction relates to the business covered by this Agreement and the resulting entity assumes all the obligations under this Agreement.
     14.6 Independent Contractor: FAULDING shall act as an independent contractor for CUMBERLAND in providing the services required hereunder and shall not be considered an agent of or joint venturer with CUMBERLAND. Unless otherwise provided herein to the contrary, FAULDING shall furnish all expertise, labor, supervision, machining and equipment necessary for performance hereunder and shall obtain and maintain all building and other permits and licenses required by public authorities.
     14.7 Governing Law: This Agreement is subject to and shall be governed by the laws of the State of Tennessee. The parties hereby submit to the jurisdiction of the courts of the State of Tennessee in respect to all disputes arising out of or in connection with this Agreement and waive any and all objections to such venue.
     14.8 Severability: In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.
     14.9 Headings, Interpretation: The headings used in this Agreement are for convenience only and are not part of this Agreement.
     14.10 Conflict: In the event of conflict between the terms and provisions of this Agreement and the terms and provisions of the Manual, the terms of this Agreement shall control.
     IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly authorized representatives effective as of the date first above written.

CUMBERLAND PHARMACEUTICALS INC.	F.H. FAULDING & CO. LIMITED

/s/ A.J. Kazimi	/s/ Alex Bell
Authorized Signature	Authorized Signature
Printed Name	Printed Name

A.J. Kazimi	Alex Bell

Printed Name	Printed Name
Title

CEO	V.P. Tech Ops.

Title

SCHEDULE I
DEVELOPMENT ACTIVITIES AND PRICING
Development of the Drug Product for use in Clinical Studies and for sale will consist of the following:

Product -	Amelior™. Ibuprofen for intravenous injection.

Timing -	CUMBERLAND shall provide FAULDING with non-binding forecasts of its requirements in the manner set forth in Paragraph 7.2 of this Agreement. FAULDING shall manufacture the number of batches of Drug Product corresponding to each purchase order therefor within 60 days of receipt of any such order.

Special Issues -	All product contact components must be dedicated or disposed of after use. CUMBERLAND may be present for manufacturing. The initial batches are for an FDA submission, and may subsequently be used in clinical studies or sold. FAULDING shall provide process validation (scale-up and three validation batches) in accordance with this Agreement and the Schedules thereto.

cGMP or GMP -	GMP or cGMP shall mean the current good manufacturing practices as defined from time in regulations promulgated under the Federal Food, Drug and Cosmetic Act of the United States or any successor laws or regulations governing the manufacture of the Drug Product.

Storage -
1.	FAULDING shall store and handle Bulk Drug Substance and finished Drug Product at 20E to 25E C.
Composition, Process & Container
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Preparation -	Additional details regarding preparation shall be incorporated herein upon adoption thereof by written agreement of FAULDING and CUMBERLAND.

[***]

Disposal -	Method of disposal is incineration. Any disposal costs incurred by FAULDING will be charged back to CUMBERLAND; provided that CUMBERLAND shall not be required to reimburse FAULDING for such costs if the Drug Product is disposed of because of FAULDING’s negligence or breach of this Agreement. FAULDING shall prepare and provide CUMBERLAND with complete documentation of disposal throughout the chain of custody.
Documentation by FAULDING –
1.	Master batch record for review and approval by FAULDING and CUMBERLAND.

2.	Product specific validation summaries.

3.	Executed batch records.

4.	Analytical records.

5.	Inventory records.

6.	Disposal records.

Compensation -	The price to be paid by CUMBERLAND to FAULDING for the satisfactory performance of its obligations under this Agreement are as follows:

[***]

Reimbursement of Development Costs -	CUMBERLAND shall reimburse FAULDING for development costs incurred and approved as agreed by the parties.

Reimbursement of Regulatory Costs -	CUMBERLAND shall reimburse FAULDING for regulatory costs incurred and approved as agreed by the parties.

Reimbursement of Inspection and Audit Costs -	CUMBERLAND shall reimburse FAULDING for inspection and audit costs incurred and approved as agreed by the parties.

SCHEDULE II
MANUFACTURING PROJECT MANUAL
(To be expanded by mutual written consent of F.H. Faulding & Co., Limited (“FHF”) and
Cumberland Pharmaceuticals, Inc. (“CPI”))

Responsibility
Documentation/Activity	FHF	CPI	Comments
GMP certificate and other permits	/

Active Pharmaceutical Ingredient (“API”)

Supply of API	/		CPI to identify source

Provide specifications		/

Approval of API specifications	/	/

Provide sampling and testing methods		/

Approval of sampling and testing methods	/	/

Sampling and testing	/

Release	/

Storage of samples	/

Storage of documents	/	/

Starting Materials (except API)

Supply of starting materials	/		CPI to identify arginine source

Provide specifications of starting materials		/

Approval of starting materials specifications	/	/

Providing sampling and testing methods	/

Approval of sampling and testing materials	/	/

Sampling and testing	/

Release	/

Storage of samples	/

Storage of documentation	/	/

Manufacturing Formula

Development of manufacturing formula	/	/

Approval of manufacturing formula	/	/

Processing Instructions

Development of processing instructions	/

Approval of processing instructions	/	/

	FHF	CPI	Comments
Bulk Product

Supply of Bulk Product	/

Provide specifications of Bulk Product	/	/

Approval of Bulk Product specifications	/	/

Providing sampling and testing methods	/

Approval of sampling and testing methods	/	/

Sampling and testing	/

Release	/

Storage of samples	/

Prepare stability data for Bulk Product	/

Storage of documentation	/

Packaging

Supply of packaging materials	/

Provide packaging materials specifications	/

Approval of specifications	/

Providing sampling and testing methods	/

Approval of sampling and testing methods	/	/

Sampling and testing	/

Release	/

Storage of samples	/

Storage of documentation	/	/

Batch Processing Records

Preparation of batch processing records	/

Review of batch processing records	/

Release of batch processing records	/	/

Storage of batch processing records	/	/

Product

Providing sampling and testing methods	/

Approval of sampling and testing methods	/	/

Sampling and testing	/

Release	/

Storage of samples	/

Storage of documentation	/	/

Prepare stability data for Product	/

Supply of Materials

Supplier (check one):
Documentation/Activity	FHF	CPI	Comments
Starting Materials

Active Pharmaceutical Ingredient	/		CPI will identify source

Other Starting Materials

(Auxiliaries, fluids, gases, etc.):

Excipients	/

WFI	/

N2	/

Packaging Materials

Vials	/

Stoppers	/

Seals	/

Boxes	/

Shippers	/

Labeling	/
Quality Control
Distribution of responsibilities:
F.H. Faulding & Co. (FHF) shall ensure that all quality control measures follow the applicable cGMP guidelines. The responsibilities shall be distributed between FAULDING and CPI as follows:

Supplier (check one):
Documentation/Activity	FHF	CPI	Comments
Active Pharmaceutical Ingredient

Providing sampling and testing methods	/	/

Approval of sampling and testing methods	/	/

Sampling and testing	/

Release	/

Storage of samples	/

Storage of documentation	/	/

Starting Materials (except API)

Providing sampling and testing methods	/	/

Approval of sampling and testing methods	/	/

Supplier (check one):
Documentation/Activity	FHF	CPI	Comments
Sampling and testing	/

Release	/

Storage of samples	/

Storage of documentation	/

Bulk Product

Providing sampling and testing methods	/

Approval of sampling and testing methods	/	/

Sampling and testing	/

Release	/

Storage of samples

Storage of documentation	/	/

Prepare stability data for Bulk Product	/	/

Packaging Materials

Providing sampling and testing methods	/

Approval of sampling and testing methods	/	/

Sampling and testing	/

Release	/

Storage of samples	/

Storage of documentation	/	/

	FHF	CPI	Comments
Batch Documentation

Assignment of batch numbers	/

Preparation of batch processing records	/

Review of batch processing records		/

Release of batch processing records	/

Storage of batch processing records	/	/

Product

Providing sampling and testing methods	/

Approval of sampling and testing methods	/	/

Sampling and testing	/

Release	/

Storage of samples

Storage of documentation	/	/

Prepare stability data for Product	/

ATTACHMENT I
BULK DRUG SUBSTANCE
AND DRUG PRODUCT SPECIFICATIONS
AND PROCEDURES
Bulk Drug Substance -
To be agreed.
Drug Product Specifications and Procedures -
To be decided.

SCHEDULE 3
Ibuprofen Injection 100mg/ml
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